Exhibit 5.1

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/ Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Munich

Paris

Prague

Riyadh

Rome

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*Associated Firm

To the Company (as defined below)

6 March 2025

10122381-50895219/500913842-v4\EMEA_DMS/MOL/DAK2

Re: MYT Netherlands Parent B.V. – Exhibit 5.1 - Form S-8

Dear Addressee,

I.	Introduction

We have acted as Dutch legal counsel (advocaten) to Mytheresa.com GmbH in respect of MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, its registered office at Einsteinring 9, 85609 Aschheim, The Federal Republic of Germany, and registered with the trade register of the Chamber of Commerce ("Chamber of Commerce", Kamer van Koophandel) under number 74988441 ("Company") in connection with a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "SEC") to be filed on or about 10 March 2025 (as amended, the "Registration Statement"). This opinion letter is issued in connection with such future issuances of newly issued shares, by the Company ("Issuances of Shares") to The Bank of New York Mellon, a New York banking corporation as depositary ("Depositary") under the terms and conditions of the deposit agreement governed by the laws of the State of New York, dated 20 January 2021, by and among, inter alios, the Company, the Depositary and all owners and holders of American Depositary Shares issued thereunder ("Deposit Agreement"). The Issuances of Shares shall be made in connection with the German law governed incentive compensation plan of the Company, originally approved by the Supervisory Board (as defined below) and by the general meeting of the Company on 17 December 2020 and adopted by the Management Board (as defined below) on 5 January 2021 ("Original Incentive Compensation Plan"), as amended and restated on 8 November 2023 ("First Amended and Restated Compensation Plan"), and further amended and restated on 6 March 2025 (such amended and restated incentive compensation plan, the "Second Amended and Restated Incentive Compensation Plan"). This opinion letter is rendered to you to be filed with the SEC as an exhibit to the Registration Statement.

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, The Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

II.	Documents

For the purposes of this opinion letter, we have examined and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document ("Documents"):

a)	a scanned copy, received by email, of the executed Deposit Agreement;

b)	the Registration Statement;

c)	a scanned copy, received by email, of the Second Amended and Restated Incentive Compensation Plan;

d)	the draft template notarial deed of issue (akte van uitgifte) of shares in connection with the Issuances of Shares, each share with a nominal value of fifteen ten-thousandth eurocent (EUR 0.000015), to be granted under the Second Amended and Restated Incentive Compensation Plan, prepared by us with reference 20190265/[___]/KTA/WIT ("Deed of Issue");

e)	a scanned copy, received by email, of the minutes of the general meeting (algemene vergadering) of the Company, held on 12 November 2024, inter alia, delegating the authority of the general meeting of the Company to the Management Board for a period of five years to issue shares in the share capital of the Company;

f)	a scanned copy, received by email, of the minutes of the meeting of the board of supervisory directors (raad van commissarissen, "Supervisory Board") of the Company, held on 7 January 2025, inter alia, approving the adoption of the Second Amended and Restated Incentive Compensation Plan and any share issuance under the Second Amended and Restated Incentive Compensation Plan;

g)	a scanned copy, received by email, of the minutes of the general meeting (algemene vergadering) of the Company, held on 6 March 2025, inter alia, approving the adoption of the Second Amended and Restated Incentive Compensation Plan;

h)	a scanned copy, received by email, of the executed minutes of the meeting of the board of managing directors (bestuur) of the Company ("Management Board"), held on 24 January 2025, inter alia, approving and adopting the Second Amended and Restated Incentive Compensation Plan;

i)

a certified online excerpt (uittreksel), dated 6 March 2025, from the trade register of the Chamber of Commerce regarding the registration of the Company with the Chamber of Commerce under number 74988441 ("Company Excerpt");

j)	a scanned copy of the deed of incorporation (akte van oprichting) of the Company, dated 31 May 2019; and

k)	a scanned copy of the articles of association (statuten) of the Company, dated 13 November 2024, as deposited with the Chamber of Commerce and which, according to the Company Excerpt, are the articles of association of the Company, which are in force on the date hereof and which have remained unaltered since that date ("Articles of Association").

The documents under e) through k) are hereinafter collectively referred to as "Corporate Documents". The documents under e) through g) are hereinafter collectively referred to as "Original Resolutions". The shares in the capital of the Company issued by means of any Deed of Issue are hereinafter collectively referred to as "Shares".

Words importing the plural include the singular and vice versa.

Where reference is made to the laws of The Netherlands or to The Netherlands in a geographical sense, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden) that is located in Europe (Europese deel van Nederland) and to the geographical part of the Kingdom of The Netherlands that is located in Europe.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

III.	Assumptions

In examining and describing the Documents and in giving the opinions expressed in this opinion letter, we have, to the extent necessary to form the opinions expressed in this opinion letter, with your permission, assumed the following:

(i)	the genuineness of all signatures on all Documents of the individual purported to have placed that signature;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;

(iii)	(A) the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby, (B) the Original Resolutions correctly reflect the resolutions recorded therein and shall have been taken or will have been taken as on the date of this opinion letter or the date of any Deed of Issue (each a "Relevant Time"), as applicable, (C) the Issuances of Shares will have been duly authorised by all requisite corporate action required by the articles of association of the Company, applicable regulations (reglementen), assignments of duties (taakverdelingen) and by Dutch corporate law, (D) prior to executing any Deed of Issue, the Management Board has validly passed a resolution to issue the relevant Shares or to grant the right to acquire the relevant Shares to the award recipient(s) under the Second Amended and Restated Incentive Compensation Plan (each, a "Future Resolution", and together with the Original Resolutions, the "Resolutions"), and (E) that the Original Incentive Compensation Plan, the Original Resolutions and the Deposit Agreement have not been amended (other than the Original Incentive Compensation Plan pursuant to the First Amended and Restated Incentive Compensation Plan and the Second Amended and Restated Incentive Compensation Plan), superseded, repealed, rescinded or annulled, at each Relevant Time;

(iv)	the provisions in relation to requirements for the issuance of shares in the Articles of Association will not be amended;

(v)	any Deed of Issue will be validly signed and executed on behalf of the Company and the Depositary;

(vi)	the respective parties to the Deposit Agreement and any Deed of Issue have entered into or will have entered into such documents for bona fide commercial reasons; and

(vii)	each of the assumptions made in this opinion letter will be correct in all aspects on each Relevant Time by reference to the facts and circumstances then existing.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion letter and for the purpose of this opinion letter, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust, tax law, Directive 2015/2366/EU of the European Parliament and of the Council of 25 November 2015 on payment services in the internal market and the Regulation 2017/2402 of the European Parliament and the Council on securitisation) have direct force and effect in The Netherlands. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

IV.	Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.	The Company is a corporation duly incorporated and validly existing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

Shares

2.	Subject to receipt by the Company of payment in full for the Shares as provided for in any Deed of Issue and when issued and accepted in accordance with the Second Amended and Restated Incentive Compensation Plan, the Resolutions and any Deed of Issue, the Shares shall be validly issued in accordance with Dutch law and shall be fully paid and non-assessable.

V.	Qualifications

The opinions expressed in this opinion letter are subject to and limited by the following qualifications:

(i)	The opinions expressed in this opinion letter are subject to and limited by the provisions of any applicable bankruptcy, insolvency, reorganisation or moratorium laws and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (Actio Pauliana) within the meaning of article 3:45 of the DCC and/or article 42 et. sec. of the Dutch Bankruptcy Act), sanctions and measures pursuant to applicable export control regulations, United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in inter alia, The Netherlands Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten), the Environmental Management Act (Wet Milieubeheer), the Financial Transactions Emergency Act (Noodwet financieel verkeer), the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country (Anti-Boycott Regulation), the Act on Special Measures for Financial Enterprises (Interventiewet).

(ii)	Where the centre of a company's main interests is situated within the territory of a Member State (as defined in the EU Insolvency Regulation) but outside The Netherlands, the courts of The Netherlands will have jurisdiction to open insolvency proceedings against that company only if it possesses an establishment within the territory of The Netherlands. The effects of those proceedings will be restricted to the assets of that establishment. Where insolvency proceedings have been opened in accordance with paragraph 3(1) of the EU Insolvency Regulation, any proceedings opened subsequently in accordance with paragraph 3(2) of the EU Insolvency Regulation will be secondary insolvency proceedings. The territorial insolvency proceedings referred to in paragraph 3(2) of the EU Insolvency Regulation may only be opened prior to the opening of main insolvency proceedings in accordance with the EU Insolvency Regulation. When main insolvency proceedings are opened, the territorial insolvency proceedings will become secondary insolvency proceedings.

(iii)	By "non-assessable" (a phrase which has no recognised meaning under the laws of The Netherlands) we mean that a holder of a Share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Share other than payment as specifically provided under any Deed of Issue.

(iv)	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

VI.	Confidentiality and Reliance

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Baker McKenzie or Baker & McKenzie Amsterdam N.V. in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

In issuing this opinion letter we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion letter is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and exclusively be brought before a court of The Netherlands;

(b)	speaks as of the date stated above; and

(c)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

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The opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands in force on the date of this opinion letter and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion letter is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion letter the expressions "we", "us", "our" and similar expressions should be construed accordingly.

Yours sincerely,

/s/ K.F. Tan	/s/ T.G.A. Alferink
K.F. Tan	T.G.A. Alferink